PROSPECTUS SUPPLEMENT NO. 1 to the Prospectus dated December 27, 2001	Filed pursuant to Rule 424(b)(3) Registration File No. 333-74990

PALATIN TECHNOLOGIES, INC.

6,484,164 Shares of Common Stock

         This Prospectus Supplement No. 1 supplements and amends our prospectus dated December 27, 2001 (the “Prospectus”), relating to the resale from time to time of shares of our common stock by selling stockholders named in the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

         Investing in our common stock involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” on page 4 of the Prospectus, and the documents incorporated by reference into the Prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         The information in the table below supplements and amends the information in the table under the heading “Selling Stockholders” in the Prospectus. No selling stockholder listed below has had, within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates. We obtained the beneficial ownership information in the table from the selling stockholders. Each selling stockholder listed below is or was affiliated with Paramount Capital, Inc. and received the offered shares of common stock upon exercise of warrants assigned to them by Paramount Capital, Inc. The line item in the table for Paramount Capital, Inc. is deleted, along with footnote (1).

Name of Selling Stockholder	Shares Beneficially Owned Before the Offering	Shares Offered	Shares Beneficially Owned After the Offering	% of Common Stock Beneficially Owned After the Offering
McInerney, Tim	39,192	26,317	12,875	*
Rocamboli, Stephen	2,516	2,516	0	*
Rosenwald, Lindsay A.	77,289	51,147	26,142	*
Vogler, Hannah	2,000	2,000	0	*

* Less than one percent.

The date of this prospectus supplement is November 1, 2006.